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                                                                    Exhibit 10.4

         THIS AGREEMENT made and entered into this 15th day of October, 1998, by and between NEXT, INC. an Indiana corporation, ("Next") and LITTLEFIELD, ADAMS & COMPANY, a New Jersey corporation, ("LAC").

WHEREAS, LAC holds a license from World Championship Wrestling, Inc., a Time Warner Company, for the sue of the names, likenesses, characters, trademarks and/or copyrights of World Championship Wrestling (WCW). The license runs through March 15, 2001, and covers various wearing apparel categories including men's and boy's T-shirts, sweatshirts, tank tops, long sleeve knit shirts and both long and short sleeve henley shirts. In addition, LAC hold's other licenses covering the same type of wearing apparel ("Products").

WHEREAS, LAC has developed a merchandising organization and programs for the sale of Products.

WHEREAS, Next has the financial ability and the technical expertise necessary to acquire blank inventory of garments, provide the required decorating thereon and do the shipping of the completed Products to fill LAC's customer orders for the Products ("Processing Services").

WHEREAS, LAC desires to utilize the Processing Services of Next in the production of the Products and Next is agreeable to providing those services, subject to certain terms and conditions.

NOW, THEREFORE, for and in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each, the parties agree as follows:

         1. Term. The term of this agreement shall commence on the date hereof and shall continue through December 31, 1999, and, may be further extended by mutual agreement of the parties.

         2. Product Sales. As to the sale of Products by LAC to its customers, LAC shall use the Processing Services of Next and Next agrees to provide the required Processing Services. The compensation to be paid to Next for the Processing Services shall be the amounts set forth on Exhibit 1 attached hereto and made a part hereof, which amounts may periodically be adjusted by mutual agreement of the parties.

         3. LAC Procedure. As to each sale of Products, LAC shall supply the following to Next:
                  a)  The type or types of garments.
                  b)  The quantity of garments
                  c)  The decorating to be applied to the garments
                  d) the required shipping instructions and distributions by date.
                  e)  The identity of the customer.
                  f)  Art and related films to be used.
                  g)  Hang tags
                  h)  Shirt labels
                  i)  Packing lists

                  The information shall be supplied o the form of Exhibit 2 attached hereto and made a part hereof. Within twenty-four (24) hours of receipt of each completed form, Next will confirm to LAC the delivery date of the Products ordered.

         4. Processing Services. As to each sale of Products, Next shall provide the following Processing Services:

                  a) Acquire the necessary inventory of blank garments.

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                  b) Apply or cause to be applied the specified decorating to the garments within the quality parameters established by LAC's go-by samples. Production shall be by Next's contractors or sub-contractors for which Next shall be responsible.
                  c) Affix to each garment price tickets and hang tags where applicable to be supplied by LAC.
                  d) Pack the completed Products for shipping, affixing shipping labels to be supplied by LAC to the shpiing containers.
                  e) Ship the products to LAC's customers with shipping charges to be paid either by LAC or its customers and provide LAC with detail shipping documentation to bill its customers.
                  f) Place garments on hangers where applicable.

         5. LAC's Obligations. To enable Next to adequately perform the Processing Service, LAC shall:
                  a) As to each sale of Products, promptly provide to Next the information and materials required by paragraph 3 hereof.
                  b) Provide next with all necessary go-by samples.
                  c) Provide all necessary labels to be affixed to garments.
                  d) Arrange for shipping of the Products to its customers.
                  e) Invoice its customers for each sale.
                  f) Purchase from Next at Next's cost all excess blank garments purchased by Next for a particular order within ninety (90) days after completion of that order.

         6. Compensation. As compensation to Next fro providing the Processing Services, LAC shall pay to Next the Prices set forth on Exhibit 1, as adjusted from time to time, for all Products shipped by Next to LAC's customers.

         Upon shipment of each order, Next shall by overnight delivery forward to LAC all order documentation including the amount to be paid to next for that order. Within five (5) working days following receipt thereof, LAC shall pay the amount due Next by overnight remittance to:

                           Danny F. Cooke
                           6430 Cobble Lane
                           Harrison, Tennessee 37341
                           (423) 344-9955
                           (423) 344-6644 (FAX)

         7. Factor. LAC's factor, Merchant factors Corp., or any replacement factor, will acknowledge this agreement and its terms that will allow LAC a credit facility and related cash availability to pay Next within the above specified parameters. Merchant Factors Corp. information is:

                           Walter Kaye, President
                           1430     Broadway
                           New York, New York  10013
                           (212) 840-7575
                           (212) 869-1752 (FAX)

         8. License Validity. LAC represents and warrants to Next that it has good and valid licenses in good standing for each of the Products, that each of said licenses shall remain valid and in good standing during the entire term of this Agreement and that LAC will indemnify and hold Next harmless from any and all claims based upon or arising out of the invalidity or claimed invalidity of said licenses.

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         9) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party other than those contained herein.

         10) Law Governing. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Indiana.

         11) Invalidity. The invalidity or unenforceability of any term or terms of this agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement, which shall remain in full force and effect.

         12) Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         13) Binding Effect. This Agreement shall be binding on the parties hereto, their successors and assigns.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

         NEXT, INC.  BY: /S/ William Hensley

         LITTLEFIELD, ADAMS & COMPANY  BY: /S/ Michael Balber